Exhibit 99.1

The New York Times Company Reports 2008 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--January 28, 2009--The New York Times Company announced today fourth-quarter 2008 earnings per share from continuing operations (EPS) of $.19, including $.10 per share for severance costs and a non-cash charge totaling $.07 per share for the write-down of assets, compared with $.37 EPS in the fourth quarter of 2007, which included $.07 per share for severance costs and non-cash charges totaling $.07 per share for the write-down of assets.

Fourth-quarter 2008 operating profit from continuing operations decreased to $63.3 million from $101.5 million in the 2007 fourth quarter. Excluding depreciation and amortization and the special items noted below, operating profit from continuing operations decreased to $118.5 million from $159.2 million in the 2007 fourth quarter.

“The disruptions of the global economy are affecting all businesses and industries, especially companies, such as ours, that generate a significant portion of their revenues from advertising,” said Janet L. Robinson, president and CEO. “In this time of unprecedented change, we are responding strategically and creatively to manage our businesses and prepare for our future, while preserving the flexibility to navigate this difficult period. You have seen that in our decisions to restructure our cost base, to preserve capital by reducing our dividend, and to improve our financial position by completing the transaction announced last week. And you see that daily in how we are responding to the present realities of our markets.

“As the economy deteriorated in the quarter, advertisers significantly reduced their spending. After growing almost 15 percent in the first nine months of last year, digital advertising decreased 3.5 percent in the fourth quarter as online marketers cut back on display ads in response to worsening business conditions. Despite the deepening recession, our circulation revenues increased 3.7 percent as a result of higher prices at The New York Times, The Boston Globe and our smaller newspapers. This is a testament to the value our readers believe we bring to them.

“Our cost performance was exceptional in the quarter, as operating costs fell 8.5 percent. For the year, operating costs dropped 4.7 percent or approximately $136 million, despite significantly higher newsprint prices. Earlier this month, we completed the closure of our retail and newsstand distribution business in the New York metropolitan area. This is expected to improve operating results by approximately $27 million on an annual basis, excluding one-time costs. Many other expense reduction initiatives, such as the consolidation of our Boston printing facilities, are planned for 2009.

“As we look ahead, we believe advertisers will continue to be cautious with their budgets, particularly in the early part of this year. To date in January the rate of decline in print advertising revenue has accelerated from what we saw in December, while that of digital is similar to last month. During this difficult time in our business and the economy, executing well on our strategy of providing outstanding journalism, developing new revenue streams, restructuring our cost base and improving our financial flexibility will help us meet the challenges we face.”

Special Items

Fourth-quarter 2008 results from continuing operations included:

  A non-cash charge of $19.2 million ($10.7 million after tax, or $.07 per share) for the write-down of an intangible asset at The International Herald Tribune, whose results are included in The New York Times Media Group.

Fourth-quarter 2007 results from continuing operations included:

  A non-cash charge of $11.0 million ($6.4 million after tax, or $.04 per share) for the write-down of an intangible asset at the Worcester Telegram & Gazette, whose results are included in the New England Media Group, and
  A non-cash charge of $7.1 million ($4.1 million after tax, or $.03 per share) for the write-down of our 49 percent investment in Metro Boston LLC, which publishes a free daily newspaper in the Greater Boston area. This charge is included in “Net income/(loss) from joint ventures” in our Condensed Consolidated Statements of Operations.

These items total a loss of $18.1 million ($10.5 million after tax, or $.07 per share) in the fourth quarter of 2007.

Comparisons

Unless otherwise noted, all comparisons are for the fourth quarter of 2008 to the fourth quarter of 2007. The results of the Broadcast Media Group, which was sold in the second quarter of 2007, are reported within discontinued operations.

This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Fourth-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 10.8 percent to $772.1 million from $865.8 million. Advertising revenues decreased 17.6 percent; circulation revenues increased 3.7 percent; and other revenues declined 2.5 percent. Revenues decreased mainly due to lower print advertising.

Operating Costs

Operating costs decreased 8.5 percent to $689.6 million from $753.2 million. Depreciation and amortization decreased 23.0 percent to $36.0 million from $46.7 million primarily because certain assets at The New York Times Media Group reached the end of their depreciation period during the first nine months of 2008.

Severance costs were $24.1 million ($13.7 million after tax, or $.10 per share), which included $19.9 million for the closure of City & Suburban (C & S), the Company’s retail and newsstand distribution subsidiary that was closed in early January. In the fourth quarter of 2007, the Company had $17.8 million ($10.1 million after tax, or $.07 per share) in severance costs.

Excluding depreciation and amortization and severance costs, operating costs decreased 8.6 percent to $629.5 million from $688.8 million, mainly due to lower compensation costs and benefits expense. At year-end 2008, the number of full-time equivalent employees at the Company was down approximately 9 percent from the prior year.

Newsprint expense increased 11.0 percent, stemming from a 33.3 percent increase in prices, offset in part by a 22.3 percent decrease in consumption.

Fourth-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 11.1 percent to $742.2 million from $835.0 million.

Advertising revenues decreased 18.4 percent, mainly due to weakness in print advertising at all of the Company’s major properties.

Circulation revenues increased 3.7 percent, primarily because of higher prices at each of the Company’s media groups, partially offset by volume declines.

Other revenues decreased 2.9 percent primarily due to lower direct mail advertising services and lower commercial printing revenues at the New England Media Group.

Total News Media Group operating costs decreased 8.0 percent to $657.9 million from $714.9 million. Excluding depreciation and amortization and severance costs, operating costs decreased 8.1 percent to $603.3 million from $656.2 million, mainly as a result of the items noted in the operating costs section above.

Operating profit for the News Media Group decreased 40.3 percent to $65.2 million from $109.1 million. Excluding special items, operating profit before depreciation and amortization decreased 28.7 percent to $114.8 million from $161.0 million.

About Group

Total About Group revenues decreased 2.9 percent to $29.8 million from $30.7 million, due to a decrease in display advertising.

Total About Group operating costs increased 3.6 percent to $19.8 million from $19.1 million. Excluding depreciation and amortization, operating costs increased 8.9 percent to $16.6 million from $15.3 million, mainly because of investments in new revenue initiatives that resulted in higher marketing costs. Depreciation and amortization was lower, primarily because an asset reached the end of its amortization period in the second quarter of 2008.

Operating profit declined 13.8 percent to $10.0 million from $11.6 million. Operating profit before depreciation and amortization decreased 14.6 percent to $13.2 million from $15.4 million, mainly due to lower display advertising revenue.

Corporate

Corporate costs were $11.8 million compared with $19.2 million in the prior-year fourth quarter mainly due to lower stock-based compensation and benefits expense.

Other Financial Data

Internet Revenues

Internet businesses include NYTimes.com, About.com, Boston.com and other company Web sites. In the fourth quarter, the Company’s Internet revenues decreased 2.9 percent to $92.5 million from $95.2 million in the fourth quarter of 2007, and Internet advertising revenues declined 3.5 percent to $81.9 million from $84.9 million.

For the year, the Company’s Internet revenues increased 6.5 percent to $351.7 million from $330.2 million in 2007, and Internet advertising revenues increased 9.3 percent to $308.8 million from $282.5 million.

In total, Internet businesses accounted for 12.0 percent of the Company’s revenues in the fourth quarter versus 11.0 percent in the 2007 fourth quarter. For the year, Internet businesses accounted for 11.9 percent of the Company’s revenues versus 10.3 percent of total revenues in 2007.

Joint Ventures

Net income from joint ventures was $1.8 million in the fourth quarter of 2008 and $17.1 million for the full year of 2008 compared with a net loss from joint ventures of $10.6 million in the fourth quarter of 2007 and $2.6 million for the full year of 2007. In 2008, the paper mills in which the Company has equity interests benefited from higher paper prices. The third quarter of 2008 included a charge of $5.6 million and the fourth quarter of 2007 included a charge of $7.1 million for the write-down of the Company’s 49 percent investment in Metro Boston LLC.

Interest Expense-net

Interest expense-net increased to $12.3 million from $10.9 million, primarily as a result of less capitalized interest.

Income Taxes

The Company had income tax expense of $25.1 million for the fourth quarter of 2008 and an income tax benefit of $5.7 million for the full year of 2008. In 2007, the Company had income tax expense of $27.4 million for the fourth quarter and $76.1 million for the full year. The Company’s effective income tax rate was 47.4 percent in the fourth quarter and 8.0 percent for the full year of 2008 compared with 34.3 percent in the fourth quarter and 41.2 percent for the full year of 2007.

The fourth-quarter effective income tax rate was unfavorably affected by non-deductible losses on investments in corporate-owned life insurance policies. For the full year, the effective income tax rate was unfavorably affected by non-deductible losses on investments in corporate-owned life insurance policies and a non-deductible goodwill impairment charge.

Cash and Total Debt

At the end of the quarter, cash and cash equivalents were approximately $57 million and total debt was approximately $1.1 billion. The Company’s current sources of short-term funding are its revolving credit agreements under which it had approximately $380 million in borrowings outstanding at the end of the quarter.

Capital Expenditures

In the fourth quarter, total capital expenditures were approximately $32 million and for the full year, capital expenditures totaled approximately $127 million.

Pension Obligations

Due to significant declines in the equity markets in 2008, the Company’s funded status of its qualified pension plans has been adversely affected. At the end of 2008, the Company’s underfunded pension obligation is estimated to be approximately $625 million. Assuming the equity markets do not sufficiently recover, the discount rate does not increase and there is no further legislative relief, the Company will be required to fund this deficiency over a seven-year period. The Company expects there will be no contributions required in 2009 because of its pension funding credits. The Company will also continue to assess whether to make discretionary contributions after considering the funded status of its plans, movements in the discount rate, investment performance and other factors.

Expectations

For 2009, the Company expects depreciation and amortization to be $140 to $150 million, which includes accelerated depreciation of approximately $5 million related to the closing of its printing plant in Billerica, Mass. It projects capital expenditures to be approximately $80 million, including about $27 million for a plant consolidation and a systems project at the News Media Group.

Conference Call Information

The Company’s fourth-quarter and full year 2008 earnings conference call will be held on Wednesday, January 28, at 11:00 a.m. E.T. To access the call, dial (877) 852-6573 (in the U.S.) and (719) 325-4798 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning about two hours after the call at www.nytco.com/investors, and a transcript of the call will also be posted. The archive and transcript will be available for one quarter.

An audio replay will be available at (888) 203-1112 (in the U.S.) and (719) 457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, January 30. The access code is 8119643.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 30, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 28, 2008. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2008 revenues of $2.9 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Fourth Quarter			Full Year
	2008	2007	% Change	2008	2007	% Change
Revenues
Advertising	$468,787	$569,043	-17.6%	$1,779,699	$2,047,468	-13.1%
Circulation	233,668	225,344	3.7%	910,154	889,882	2.3%
Other (a)	69,599	71,368	-2.5%	259,003	257,727	0.5%
Total	772,054	865,755	-10.8%	2,948,856	3,195,077	-7.7%

Operating costs
Production costs	327,911	338,187	-3.0%	1,315,120	1,341,096	-1.9%
Selling, general and administrative costs	325,692	368,368	-11.6%	1,332,084	1,397,413	-4.7%
Depreciation and amortization	35,955	46,690	-23.0%	144,409	189,561	-23.8%
Total	689,558	753,245	-8.5%	2,791,613	2,928,070	-4.7%

Write-down of assets (b)	19,158	11,000	74.2%	197,879	11,000	*

Net loss on sale of assets (c)	-	-	N/A	-	68,156	N/A

Gain on sale of WQEW-AM	-	-	N/A	-	39,578	N/A

Operating profit/(loss)	63,338	101,510	-37.6%	(40,636)	227,429	*

Net income/(loss) from joint ventures (d)	1,798	(10,622)	*	17,062	(2,618)	*

Interest expense - net	12,283	10,918	12.5%	47,790	39,842	19.9%

Income/(loss) from continuing operations before
income taxes and minority interest	52,853	79,970	-33.9%	(71,364)	184,969	*

Income tax expense/(benefit)	25,075	27,396	-8.5%	(5,726)	76,137	*

Minority interest in net (income)/loss of
subsidiaries	(130)	68	*	(501)	107	*

Income/(loss) from continuing operations	27,648	52,642	-47.5%	(66,139)	108,939	*

Discontinued operations, Broadcast Media Group: (e)
Income from discontinued operations,
net of income taxes	-	-	N/A	-	5,753	N/A
Gain on sale, net of income taxes	-	353	N/A	8,300	94,012	-91.2%
Discontinued operations, net of income taxes	-	353	N/A	8,300	99,765	-91.7%

Net income/(loss)	$27,648	$52,995	-47.8%	$(57,839)	$208,704	*

Average Number of Common Shares Outstanding:
Basic	143,791	143,853	0.0%	143,777	143,889	-0.1%
Diluted	144,073	144,060	0.0%	143,777	144,158	-0.3%

Basic Earnings/(Loss) Per Share:
Income/(loss) from continuing operations	$0.19	$0.37	-48.6%	$(0.46)	$0.76	*
Discontinued operations, net of income taxes	-	-	N/A	0.06	0.69	-91.3%
Net income/(loss)	$0.19	$0.37	-48.6%	$(0.40)	$1.45	*

Diluted Earnings/(Loss) Per Share:
Income/(loss) from continuing operations	$0.19	$0.37	-48.6%	$(0.46)	$0.76	*
Discontinued operations, net of income taxes	-	-	N/A	0.06	0.69	-91.3%
Net income/(loss)	$0.19	$0.37	-48.6%	$(0.40)	$1.45	*

Dividends Per Share	$0.060	$0.230	-73.9%	$0.750	$0.865	-13.3%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Fourth Quarter			Full Year
	2008	2007	% Change	2008	2007	% Change

Revenues
News Media Group	$742,247	$835,044	-11.1%	$2,833,561	$3,092,394	-8.4%
About Group	29,807	30,711	-2.9%	115,295	102,683	12.3%
Total	$772,054	$865,755	-10.8%	$2,948,856	$3,195,077	-7.7%

Operating Profit(Loss)
News Media Group	$65,191	$109,149	-40.3%	$(30,392)	$248,567	*
About Group	9,969	11,571	-13.8%	39,390	34,703	13.5%
Corporate	(11,822)	(19,210)	-38.5%	(49,634)	(55,841)	-11.1%
Total	$63,338	$101,510	-37.6%	$(40,636)	$227,429	*

Operating Profit(Loss) Before Depreciation & Amortization and Special Items (f)
News Media Group	$114,829	$161,006	-28.7%	$291,849	$456,251	-36.0%
About Group	13,182	15,439	-14.6%	51,641	49,078	5.2%
Corporate	(9,560)	(17,245)	-44.6%	(41,838)	(48,761)	-14.2%
Total	$118,451	$159,200	-25.6%	$301,652	$456,568	-33.9%

* Represents a decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2008
	Fourth Quarter	% Change vs. 2007	Full Year	% Change vs. 2007

The New York Times Media Group
Advertising	$294,975	-16.9%	$1,076,582	-12.0%
Circulation	171,263	4.1%	668,129	3.4%
Other	50,349	1.6%	180,936	-1.2%
Total	$516,587	-9.2%	$1,925,647	-6.2%

New England Media Group
Advertising	$78,523	-21.3%	$319,114	-18.0%
Circulation	40,141	2.8%	154,201	-1.5%
Other	12,305	-17.4%	50,334	8.4%
Total	$130,969	-14.8%	$523,649	-11.6%

Regional Media Group
Advertising	$67,251	-20.9%	$276,463	-18.2%
Circulation	22,264	2.2%	87,824	0.6%
Other	5,176	-5.1%	19,978	-12.8%
Total	$94,691	-15.6%	$384,265	-14.3%

Total News Media Group
Advertising	$440,749	-18.4%	$1,672,159	-14.2%
Circulation	233,668	3.7%	910,154	2.3%
Other (a)	67,830	-2.9%	251,248	-0.5%
Total	$742,247	-11.1%	$2,833,561	-8.4%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)

Other revenues consist primarily of revenues from news services/syndication, commercial printing, digital archives, direct mail advertising services, rental income, and wholesale delivery operations, which the Company closed in January 2009.

(b)	Fourth Quarter 2008 & 2007

The Company's annual impairment tests, in accordance with Statement of Financial Accounting Standards ("FAS") No. 142 ("FAS 142"), Goodwill and Other Intangible Assets, resulted in non-cash impairment charges of $19.2 million ($10.7 million after tax or $.07 per share) in 2008 related to the write-down of an intangible asset at The International Herald Tribune, whose results are included in The New York Times Media Group ("NYTMG") and $11.0 million ($6.4 million after tax, or $.04 per share) in 2007 related to a write-down of an intangible asset at the New England Media Group ("NEMG"), which principally includes The Boston Globe, Boston.com and the Worcester Telegram & Gazette. The NYTMG and NEMG are part of the News Media Group reportable segment.

	Third Quarter 2008

The Company recorded an estimated non-cash charge of $160.4 million ($109.3 million after tax or $.76 per share) related to a write-down of certain assets at the NEMG in the third quarter of 2008. In accordance with FAS 142, goodwill and indefinite-lived intangible assets are required to be tested for impairment annually or if certain circumstances indicate a possible impairment may exist. In addition, in accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"), other long-lived assets that are amortized (customer lists, property, plant and equipment and other assets) are required to be tested for impairment if certain circumstances indicate that a possible impairment may exist. Due to certain impairment indicators, including the continued decline in print advertising revenue affecting the newspaper industry and lower-than-expected current and projected operating results, the Company was required to perform an interim impairment test in the third quarter of 2008 at the NEMG. The Company finalized its interim third-quarter impairment analysis in the fourth quarter of 2008, which did not result in any additional charges at the NEMG.

	First Quarter 2008

The Company recorded a non-cash charge of $18.3 million ($10.4 million after tax, or $.07 per share) for the write-down of assets for a systems project at the News Media Group. The Company reduced the scope of a major advertising and circulation project to decrease capital spending, which resulted in the write-down of previously capitalized costs.

(c)

In 2006 the Company announced plans to consolidate the printing operations of a facility it leased in Edison, N.J., into its newest facility in College Point, N.Y. As part of the consolidation, the Company originally planned to sublease the Edison facility through 2018, the end of the then-existing lease term. After evaluating the options with respect to the lease, the Company decided it was financially prudent to purchase the Edison facility and sell it, with two adjacent properties it already owned, to a third party. The purchase and sale of the Edison facility closed in the second quarter of 2007, relieving the Company of rental terms that were above market as well as restoration obligations under the original lease. As a result of the sale, the Company recognized a pre-tax loss of $68.2 million in the second quarter of 2007.

(d)

The Company had non-cash charges of $5.6 million ($3.5 million after tax, or $.02 per share) in the third quarter of 2008, and $7.1 million ($4.1 million after tax, or $.03 per share) in the fourth quarter of 2007 related to the write-down of our 49 percent investment in Metro Boston LLC, which publishes a free daily newspaper in the Greater Boston area. This charge is included in "Net income/(loss) from joint ventures" in the Condensed Consolidated Statements of Operations.

(e)

On May 7, 2007, the Company sold the Broadcast Media Group, consisting of nine network-affiliated television stations, their related Web sites and the digital operating center, for $575 million. Under FAS 144, the Broadcast Media Group is treated as a discontinued operation. The Company has made reclassifications in all periods presented to reflect this change.

Results for the Broadcast Media Group, included within discontinued operations, for the fourth quarter and full year of 2008 and 2007 are below. In 2008, the gain on sale included post-closing adjustments.

		Fourth Quarter		Full Year

		2008	2007	2008	2007

	Revenues	$-	$-	$-	$46,702

	Pre-tax income	$-	$-	$-	$9,848

	Income tax expense	-	-	-	(4,095)

	Income from discontinued operations,
	net of income taxes - Broadcast Media Group	-	-	-	5,753

	Gain on sale of Broadcast Media Group,
	net of income taxes:
	Gain/(loss) on sale, before taxes	-	127	(565)	190,007
	Income tax (benefit)/expense	-	(226)	(8,865)	95,995
	Gain on sale, net of income taxes	-	353	8,300	94,012

	Net income	$-	$353	$8,300	$99,765

(f)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit(loss) to operating profit(loss) before depreciation & amortization and excluding special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to earnings per share (EPS) from continuing operations excluding special items, operating profit(loss) before depreciation and amortization and excluding special items, and operating costs before depreciation and amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported EPS from continuing operations, operating profit(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

EPS from continuing operations excluding special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit(loss) before depreciation and amortization and excluding special items is useful in evaluating the Company’s ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as items, if any, not indicative of ongoing operating activities. Total operating costs include depreciation and amortization, severance and raw materials. Total operating costs excluding depreciation and amortization, severance and raw materials provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, EPS from continuing operations, operating profit(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of earnings per share from continuing operations excluding special items

	Fourth Quarter
	2008	2007	% Change

Earnings per share from continuing operations	$0.19	$0.37	-48.6%

Add:

Write-down of assets	0.07	0.04

Write-down of Metro Boston LLC interest	-	0.03

Earnings per share from continuing operations
excluding special items	$0.26	$0.44	-40.9%

Reconciliation of operating profit(loss) before depreciation & amortization and special items

	Fourth Quarter 2008
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$65,191	$9,969	$(11,822)	$63,338

Add:
Depreciation & amortization	30,480	3,213	2,262	35,955

Write-down of assets	19,158	-	-	19,158

Operating profit(loss) before depreciation &
amortization and special items	$114,829	$13,182	$(9,560)	$118,451

	Fourth Quarter 2007
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$109,149	$11,571	$(19,210)	$101,510

Add:

Depreciation & amortization	40,857	3,868	1,965	46,690

Write-down of assets	11,000	-	-	11,000

Operating profit(loss) before depreciation &
amortization and special items	$161,006	$15,439	$(17,245)	$159,200

	% Change
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	-40.3%	-13.8%	-38.5%	-37.6%

Add:

Depreciation & amortization	-25.4%	-16.9%	15.1%	-23.0%

Write-down of assets	74.2%	N/A	N/A	74.2%

Operating profit(loss) before depreciation &
amortization and special items	-28.7%	-14.6%	-44.6%	-25.6%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit(loss) before depreciation & amortization and special items

	Full Year 2008
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$(30,392)	$39,390	$(49,634)	$(40,636)

Add:

Depreciation & amortization	124,362	12,251	7,796	144,409

Write-down of assets	197,879	-	-	197,879

Operating profit(loss) before depreciation &
amortization and special items	$291,849	$51,641	$(41,838)	$301,652

	Full Year 2007
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	$248,567	$34,703	$(55,841)	$227,429

Add:

Depreciation & amortization	168,106	14,375	7,080	189,561

Write-down of assets	11,000	-	-	11,000

Net loss on sale of assets	68,156	-	-	68,156

Gain on sale of WQEW-AM	(39,578)	-	-	(39,578)

Operating profit(loss) before depreciation &
amortization and special items	$456,251	$49,078	$(48,761)	$456,568

	% Change
	News Media	About		Total
	Group	Group	Corporate	Company

Operating profit(loss)	*	13.5%	-11.1%	*

Add:

Depreciation & amortization	-26.0%	-14.8%	10.1%	-23.8%

Write-down of assets	*	N/A	N/A	*

Net loss on sale of assets	N/A	N/A	N/A	N/A

Gain on sale of WQEW-AM	N/A	N/A	N/A	N/A

Operating profit(loss) before depreciation &
amortization and special items	-36.0%	5.2%	-14.2%	-33.9%

* Represents an increase or decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Fourth Quarter			Full Year
	2008	2007	% Change	2008	2007	% Change

Total Company

Operating costs	$689,558	$753,245	-8.5%	$2,791,613	$2,928,070	-4.7%

Less:

Depreciation & amortization	35,955	46,690		144,409	189,561

Severance	24,088	17,805		80,975	35,435

Operating costs before depreciation &
amortization and severance	629,515	688,750	-8.6%	2,566,229	2,703,074	-5.1%

Less:

Raw materials	68,837	63,299		250,843	259,977

Operating costs before depreciation &
amortization, severance and raw materials	$560,678	$625,451	-10.4%	$2,315,386	$2,443,097	-5.2%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Fourth Quarter			Full Year
	2008	2007	% Change	2008	2007	% Change

News Media Group

Operating costs	$657,898	$714,895	-8.0%	$2,666,074	$2,804,249	-4.9%

Less:
Depreciation & amortization	30,480	40,857		124,362	168,106

Severance	24,088	17,805		79,551	34,933

Operating costs before depreciation &
amortization and severance	$603,330	$656,233	-8.1%	$2,462,161	$2,601,210	-5.3%

Reconciliation of About Group operating costs before depreciation & amortization

	Fourth Quarter			Full Year
	2008	2007	% Change	2008	2007	% Change

About Group

Operating costs	$19,838	$19,140	3.6%	$75,905	$67,980	11.7%

Less:

Depreciation & amortization	3,213	3,868		12,251	14,375

Operating costs before depreciation &
amortization	$16,625	$15,272	8.9%	$63,654	$53,605	18.7%

CONTACT:
The New York Times Company
Catherine J. Mathis, 212-556-1981
mathis@nytimes.com
or
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com